                                                                  EXHIBIT 21.01


                        AmeriQuest Technologies, Inc.

                        100%                    100%

          AmeriQuest/Kenfil Inc.       CMS Enchancements, Inc.
               Kenfil Distribution             AnyBus Technology Corporation
                 (Far East) Ltd.               CMS Enhancement Systems, Inc.
               Kenfil Distribution
                 (M) SDN.BHD